EXHIBIT 1

Form 51-102F3

MATERIAL CHANGE REPORT

Section 7.1 of National Instrument 51-102
Continuous Disclosure Obligations

ITEM 1:            REPORTING ISSUER

       Barrick Gold Corporation
        BCE Place
        Canada Trust Tower
        161 Bay Street, Suite 3700
        P.O. Box 212
        Toronto, ON M5J 2S1

ITEM 2:            DATE OF MATERIAL CHANGE

        December 22, 2005

ITEM 3:             PRESS RELEASE

        A press release was issued by Barrick Gold Corporation (“Barrick”) on December 22, 2005.

ITEM 4:             SUMMARY OF MATERIAL CHANGE

        Barrick has entered into a support agreement (the “Support Agreement”) with Placer Dome Inc. (“Placer Dome”), pursuant to which the board of directors of Placer Dome has agreed to support Barrick’s offer (the “Offer”), which was announced on October 31, 2005, for all the outstanding shares of Placer Dome and Barrick has agreed to increase the consideration offered to Placer Dome’s shareholders pursuant to the Offer to, at the election of each shareholder, US$22.50 in cash or 0.8269 of a Barrick common share plus US$0.05 in cash per Placer Dome share, in each case subject to pro ration.

ITEM 5:             FULL DESCRIPTION OF MATERIAL CHANGE

                            Please see press release attached hereto.

ITEM 6:             RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

                            Not applicable.

ITEM 7:           OMITTED INFORMATION

                          Not applicable.

ITEM 8:           SENIOR OFFICER

        The following senior officer of Barrick is knowledgeable about the material change and this report:

        Sybil E. Veenman
        Vice-President, Assistant General Counsel & Secretary
        (416) 861-9911

ITEM 9:             STATEMENT OF SENIOR OFFICER

        The foregoing accurately discloses the material change referred to herein.

DATED at Toronto, Ontario this  28th  day of December, 2005.

by	/s/ Sybil E. Veenman
Sybil E. Veenman Vice-President, Assistant General Counsel & Secretary